October 27, 2000



Mr. Robert A. Cornog
Chairman, President and Chief Executive Officer
Snap-on Incorporated
10801 Corporate Drive
P. O. Box 1430
Kenosha, WI  53141-1430

               Re: Retention and Recognition Agreement

Dear Bob:

          You have indicated your desire to retire from your position with Snap-on Incorporated (the "Company"), but have indicated your willingness to continue to perform your duties and responsibilities on a full-time basis while the Company commences a more formalized CEO succession program. At the request of the Board of Directors of the Company (the "Board"), you have also indicated your willingness to defer your retirement for a period of time after relinquishing your officer positions to help ensure a smooth transition of your duties and responsibilities. At the same time, the Board wishes to recognize your outstanding leadership of the Company and to ensure your continued contribution to the Company during the transition period and thereafter. Accordingly, this retention and recognition agreement (the "Agreement") will evidence the Company's commitment to provide you with certain payments and benefits in accordance with the terms and conditions hereof.

          1. Transition and Post-Transition Periods.

                    (a) The Company shall continue to employ you, and you shall continue to serve the Company, as Chairman, President and Chief Executive Officer, and faithfully perform the duties and responsibilities associated with

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Mr. Robert A. Cornog
October 27, 2000
Page 2


          such offices, for a period commencing as of the date hereof (the "Effective Date") and ending on the earliest of (i) the date on which the Board shall advise you that your successor is ready to take office, (ii) March 31, 2002 or (iii) the date, if any, on which the Company ceases to have a class of equity securities registered under
          Section 12 of the Securities Exchange Act of 1934, as amended (such period, the "Transition Period"). At the end of the Transition Period, you shall cease to be Chairman, President and Chief Executive Officer. You shall also resign as an officer and director of all of the subsidiaries and affiliates of the Company, unless the Board or your successor shall request that you retain some or all of these positions for all or a portion of the Post-Transition Period, as hereinafter defined. Notwithstanding the foregoing, you shall remain an employee of the Company until the end of the Post-Transition Period. During the Transition Period and the Post-Transition Period, you shall (i) continue to receive your annual base salary at the rate currently in effect, (ii) be eligible to participate in all employee pension and welfare benefit plans and perquisite programs made available to senior officers generally and (iii) be subject to the restrictive covenants set forth in Section 3 hereof (the "Restrictive Covenants"), which shall also apply for a period of two years after the end of the Post-Transition Period (and in the case of the Restrictive Covenants set forth in Sections 3(c) and 3(d) hereof, indefinitely thereafter). During the Transition Period, you shall also continue to participate in the Company's incentive compensation plans and programs at a level consistent with your position. During the Post-Transition Period, your participation in any such incentive plan or program shall be in the sole discretion of the Board (or a duly authorized committee thereof).

                    (b) Without limiting your duties and responsibilities as Chairman, President and Chief Executive Officer, during the Transition Period and thereafter for a period ending on the later of (i) six months following the Transition Period or (ii) March 31, 2002 (the "Post-Transition Period"), you shall reasonably cooperate with the Company with regard to management transition and succession (including, but not limited to, reasonably cooperating with the Company in the search for your successor as Chief Executive Officer and reasonably cooperating with such successor and the Company in the transition

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Mr. Robert A. Cornog
October 27, 2000
Page 3

          process). During the Post-Transition Period, you shall be available at such times as the Company reasonably may request in order to assist in the orientation and performance of your successor, including by traveling to major Company facilities. Any services to be performed by you during the Post-Transition Period shall be consistent with those performed during the Transition Period, shall take into consideration your other obligations and shall not involve unreasonable time or travel obligations on your part. It is understood, however, that the services to be performed during the Post-Transition Period shall not require your full-time commitment to the Company and, on average over the Post-Transition Period, shall not require you to perform more than 25 hours of service per week. The Company shall reimburse you, in accordance with standard Company policy, for all expenses incurred by you in connection with performing such services, upon submission of appropriate documentation by you.

          2. Transition Payment.

                    (a) So long as you are in material compliance with your obligations hereunder, then upon the end of the Transition Period, in consideration of the commitments made by you hereunder for the benefit of the Company, and in particular the covenants provided by you and set forth in Section 3 hereof, you shall become fully vested in the right to receive a lump sum payment equal to $4.8 million (such payment, the "Transition Payment"), the payment of which shall be deferred in accordance with your election and otherwise subject to the terms and conditions of the Company's Deferred Compensation Plan. In the event your employment is terminated by reason of your death or "Disability" (as defined below) prior to the end of the Transition Period (a "Qualifying Termination"), then you (or your beneficiary or estate) shall receive the Transition Payment within five business days following such termination (or, if you had elected a deferred schedule of payments, in accordance with such schedule). The Transition Payment shall not be included as compensation for purposes of calculating your retirement benefits from the Company.
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Mr. Robert A. Cornog
October 27, 2000
Page 4


                    (b) You shall not be treated as not in material compliance with your obligations hereunder prior to your receipt of (i) a copy of a resolution delivered prior to the end of the Post-Transition Period and duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering such matter (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board) finding that you were materially not in compliance and specifying the particulars thereof in detail and (ii) a copy of a resolution delivered prior to the end of the Post-Transition Period and duly adopted by the affirmative vote of a majority of the Ad Hoc Committee (as hereinafter defined) at a meeting of the Ad Hoc Committee called and held for the purpose of considering such matter (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Ad Hoc Committee) finding that you were materially not in compliance and specifying the particulars thereof in detail. The Ad Hoc Committee shall be a three-person committee, two members of which consist of individuals who, immediately prior to the end of the Transition Period, were serving on the Company's Organization and Executive Compensation Committee and one member of which is a member of the Board.

                    (c) For purposes of this letter, "Disability" shall be deemed the reason for the termination by the Company of your employment, if, as a result of your incapacity due to physical or mental illness, you shall have been absent from the performance of your duties with the Company for a period of six (6) consecutive months, the Company shall have given you a notice of termination for Disability, and, within thirty (30) days after such notice of termination is given, you shall not have returned to the performance of your duties.

          3. Restrictive Covenants. "Restrictive Covenants" shall mean the following:

                    (a) Non-Competition. You shall not, directly or indirectly, engage, whether as an employee, employer, consultant, advisor or director, or as an owner, investor, partner or stockholder (unless your interest is insubstantial),
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Mr. Robert A. Cornog
October 27, 2000
Page 5


          in any business in an area or region in which the Company or any subsidiary or affiliate then conducts business, which business is directly in competition with a business then conducted by the Company or a subsidiary or affiliate. For purposes of this Section 3(a), your interest as a stockholder shall be considered insubstantial if such interest represents beneficial ownership of less than five percent of the outstanding class of stock, and your interest as an owner, investor or partner shall be considered insubstantial if such interest represents ownership of less than five percent of the outstanding equity of the entity.

                    (b) Non-Solicitation. You shall not, directly or indirectly, whether as employee, employer, consultant, advisor or director, or as an owner, investor, partner, stockholder or otherwise, (i) solicit or induce any client or customer of the Company or a subsidiary or affiliate, or entity with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew or not continue his or her or its business with the Company or any subsidiary or affiliate, (ii) hire any person who is then, or who within 90 days prior to the commencement of the Transition Period was, an employee of, or a consultant or independent contractor to, the Company or a subsidiary or affiliate or (iii) solicit or induce any person who is an employee of, or a consultant or independent contractor to, the Company or a subsidiary or affiliate to curtail, cancel, not renew or not continue his or her or its employment, consulting or other relationship with the Company or any subsidiary or affiliate.

                    (c) Confidentiality. Except pursuant to the performance of your duties to the Company prior to the completion of the Post-Transition Period or with the consent of the Company, you shall not take, disclose, use, sell or otherwise transfer any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the negotiation of this Agreement, current and potential customers, clients, counterparts, organization, employees, finances and financial results, and methods of operation, transactions and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process; and you shall return to the Company, promptly following the completion of the Post-Transition

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Mr. Robert A. Cornog
October 27, 2000
Page 6


          Period (or upon any earlier termination of employment), any information, documents, materials, data, manuals, computer programs or device containing information relating to the Company or any subsidiary or affiliate, and each of their customers, clients and counterparts, which came into your possession or control during your employment.

                    (d) Cooperation with the Company. You shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and its subsidiaries and affiliates at mutually convenient times. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 3(d). To the maximum extent permitted by law, you agree that you will notify me or, following the completion of the Transition Period, the General Counsel of the Company if you are contacted by any government agency relating to a matter involving the Company, by any other person contemplating or maintaining any claim or legal action against the Company or its subsidiaries and affiliates, or by any agent or attorney of such person.

                    (e) Prior Approval. If you intend to enter into employment or otherwise provide services to any entity or undertake any other activities that you believe may be in conflict with your duties and obligations under either Section 3(a) or 3(b), you may request that the Company consider whether such services or activities would violate such provisions. Any such request must be in writing, must identify the entity or entities for which services would be performed (or any entities that may be implicated in any such other activities) and when you would propose to commence such services (or undertake such activities), and include a brief description of the principal business conducted by such entity and the reason that you believe such services or activities might be in conflict with the

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Mr. Robert A. Cornog
October 27, 2000
Page 7


          requirements of Section 3(a) or 3(b). The Company shall make a reasonable, good faith effort to review and assess such request and respond to you within a reasonable period of time after receipt thereof, and promptly upon reaching any conclusion with respect thereto, shall advise you in writing whether it will consider any such services to violate any such provision. Notwithstanding the foregoing,
          (i) this Section 3(e) shall not be construed to obligate the Company to respond to any such request within any specific time period and
          (ii) the absence of any response from the Company with respect to such a request shall not be construed as affirming or denying the application of the covenants contained in Section 3(a) or 3(b) to such services or activities.

               4. Benefit Continuation; Service Credit.

                    (a) Continuation of Benefits. Notwithstanding any other provision of this Agreement, nothing in this Section 4(a) shall adversely affect in any manner your benefits, period of coverage or other rights as they currently exist under any benefit plan, agreement or arrangement of the Company. So long as you are in material compliance with your obligations hereunder, then until the third anniversary of the earlier of (a) completion of the Post-Transition Period or (b) the termination of your employment (or, if later, in accordance with the existing plans, agreements and arrangements in effect between you and the Company), the Company shall provide you with continued health, disability, life and other insurance benefits substantially similar to the benefits provided to you immediately prior to the Effective Date or such termination, whichever is greater; provided that the level of any continued benefit shall be reduced to the extent that any such benefits are being provided to you by a subsequent employer. In addition, so long as you are in material compliance with your obligations hereunder, should your employment terminate prior to March 31, 2002, for purposes of the Company's benefits plans, agreements and arrangements you shall be deemed to have remained employed with the Company through March 31, 2002 at the rate of compensation in effect with respect to you on the date of such termination and to have attained the age that you would be on March 31, 2002. To the extent that benefits attributable to any such deemed service cannot be provided to you pursuant to the terms of the

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Mr. Robert A. Cornog
October 27, 2000
Page 8


          Company's tax-qualified benefit plans due to the requirements of the Internal Revenue Code of 1986, as amended, such benefits shall be provided to you pursuant to a non-tax-qualified arrangement.

                    (b) Extended Medical Benefits. Without limiting the generality of the foregoing, following the period of benefits continuation described in Section 4(a) hereof and continuing until you attain age 65 (and, in the case of your current spouse and your current dependent children, until your current spouse attains age 65), the Company will allow you and such spouse and dependent children, if any, to continue your coverage under its medical, health and dental benefits programs then made available to senior officers on the same terms and conditions as such continued coverage would be available to you under the provision of Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended (but determined without regard to any maximum period of continued coverage, and assuming for this purpose that neither your nor such spouse is or becomes eligible to participate in any other group plan until such person attains age 65). In the event of your death during the Transition Period, the Post-Transition Period or the period during which continued benefits are being provided to you under Section 4(a) hereof or this Section 4(b), the Company shall continue to make available to such spouse and dependent children, if any, until such time as such spouse attains age 65 or dies, whichever is earlier, the same medical, health and dental benefits that would have been available to them as your dependents under the terms of the applicable plans and this Agreement had you survived.

          5. Stock Options. So long as you are in material compliance with your obligations hereunder, at the completion of the Post-Transition Period or, should your employment terminate earlier, at such time, each outstanding stock option held by you, whether or not vested and exercisable, shall become fully vested and exercisable and, in the case of a non-qualified stock option, shall remain outstanding and exercisable for a period of three years or, if later, the period prescribed by the applicable option agreement (but in no event later than the expiration date of such option).

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Mr. Robert A. Cornog
October 27, 2000
Page 9


          6. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin without giving effect to the principles of conflict of laws of such State.

          7. Entire Agreement; Other Agreements. This Agreement constitutes the entire understanding and agreement of the parties with respect to the matters discussed herein and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such matters. Except as provided below, however, nothing in this Agreement shall affect your rights under applicable law or under any plan, agreement or arrangement in effect between you and the Company. Notwithstanding the foregoing, upon execution of this Agreement, the Restated Senior Officer Agreement between you and the Company, dated as of January 29, 1996, as such agreement may be amended from time to time, shall immediately terminate and shall be null and void and of no force and effect; provided, however, that Section 3 thereof shall survive such termination and shall remain in full force and effect.

          8. Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state and other taxes as shall be legally required.

          9. Legal Fees. The Company shall pay to you all reasonable legal fees and expenses incurred by you with respect to the negotiation of this Agreement or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement. Such payment shall be made within five (5) business days after delivery of your written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

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Mr. Robert A. Cornog
October 27, 2000
Page 10



                                      * * *

          Please sign below in the space provided to acknowledge your acceptance of the terms of this Agreement.

                                               Sincerely,

                                        SNAP-ON INCORPORATED

                                        /s/ Bruce S. Chelberg
                                        ----------------------------
                                        By: Bruce S. Chelberg
                                               Chairman
                                               Organization and Executive
                                               Compensation Committee


Acknowledged and Agreed to:

/s/ Robert A. Cornog
----------------------------------------
Robert A. Cornog
Chairman, President and Chief Executive Officer

Date:  10/27/00
      ----------------------